Exhibit 10(z4)

May 22, 1997

Mr. Gary R. Phillips
5 Deer Pond Road
Sudbury, MA 01776

Dear Gary:

I am delighted to offer you the position of Vice President, North American Sales for Interleaf, Inc. Our company is at a very important juncture. Tremendous opportunities for success are within our sights, but there is work to be done. Your credentials and energy are very impressive. I am sure that you will have a positive influence on our results.

The Position

The Vice President, North American Sales position is one of the most important officer level positions in our company. You will be responsible for all aspects of our sales organization in North America. As a direct report to the Chief Executive Officer, you will also be asked to participate in developing our long-term strategy and operating plans and participate on the senior management team.

Compensation Package

The base salary for the Vice President, North American Sales position is $150,000 per annum and an annual incentive compensation pool with total on target earnings of $250,000.

Your incentive compensation program is designed to reward you for meeting quarterly and annual performance goals. The incentive compensation program will provide you with a bonus pool of $100,000 upon achievement of mutually agreed to revenue and profit targets, and an escalation bonus should you exceed the target. The incentive bonus will be distributed to you in quarterly amounts of $18,750 for 100% revenue and profit attainment; for under/over attainment, the bonus payment will be made utilizing the following formula:

            At 75% of goal for the quarter, you will be paid $9,000 At 80% of goal for the quarter, you will be paid $11,000 At 90% of goal for the quarter, you will be paid $13,000 At 95% of goal for the quarter, you will be paid $15,000 At 100% of goal for the quarter, you will be paid $18,500 At 125% of goal for the quarter, you will receive $20,000 At each 10% above 125% of goal for the quarter, you will receive $10,000 additional bonus.
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Mr. Gary R. Phillips
May 22, 1997
Page Two

In addition, for reaching 100% of your targeted annual revenue and profit as Vice President, North American Sales, you will receive an additional $25,000 bonus amount. The total annual on target earnings (OTE) for this position is $250,000. The incentive compensation goals will be determined as part of the planning process that is currently underway. I am excited to have you participate in this planning process to insure that the goals that are developed reflect your input. Please note that there is no limit to your incentive compensation. I fully intend to reward you for achievement above and beyond the defined targets.

Equity Participation

I am also delighted to offer you 150,000 stock options. The price of the options will be based upon the then current price on your start date. The options will vest over a four-year period. As we discussed, I am fully committed to having you achieve your long-term compensation goals.

In the unlikely circumstance that you are terminated without cause, the company will provide you a notice period of six (6) months and require a similar period should you wish to end your employment with the company.

Benefits Package

Your compensation will also include participation in our standard corporate benefits program, a summary of which is attached.

I am very much looking forward to your joining our team. I know that you will do an outstanding job in this critical role. Your expected start date is June 9, 1997* Please indicate your acceptance and agreement with the terms of this employment offer by signing below. Again, we look forward to your joining the team.

Sincerely,


/s/ Jaime W. Ellertson
----------------------
Jaime W. Ellertson
President and Chief Executive Officer


Accepted:


/s/ Gary R. Phillips              5/22/97
-----------------------------------------
Gary R. Phillips                   Date

* If available, will start prior to 9th.

Interleaf will provide you with a signing bonus of $25,000 upon your accepting and start of employment under terms specified in Attachment A.